Exhibit 99.1

To: All CSI Warrant Holders, February 5, 2008

From: Johnny R. Thomas, CEO and President

Subject: Temporary Reduction in A, B & C Warrant Exercise Price

Dear Warrant Holders,

Consolidation Services Inc. (“CSI”) has filed a current prospectus as part of the registration statement declared effective by the Securities and Exchange Commission on February 1, 2008, which will give each of you a good update on the Company. This prospectus is available online when you check stock quotes on the Company (OTCBB: CNSV).

CSI is in need of additional capital to close pending acquisitions and negotiate additional transactions, which are important to assist us in meeting our goals. Registered warrant holders have 619,400 Class A Warrants and 780,000 for each of the Class B and C Warrants (collectively, the “Warrants”), for a total of 2,179,400 registered shares underlying the Warrants.

The Board of Directors has authorized the temporary reduction of the exercise price for the Warrants to $1.00 per share from February 6, 2008 through April 30, 2008. All unexercised Warrants will revert back to their original exercise price as described in the Warrant agreement and the current prospectus. Management believes it has commitments from Warrant holders and investors as standby purchasers to exercise any of the 2,179,400 registered Warrants which remain unexercised.

If you wish to exercise Warrants please fill in the following information and send the appropriate funds to: Consolidation Services, Inc. 2756 N. Green Valley Parkway, Ste. 225, Henderson, NV 89014.

Name of Warrant holder_____________________________________________

Number and Class of Warrants exercised________________________________

Dollars enclosed (# of Warrants X $1.00)________________________________

If you are not exercising any or all of your Warrants, but are willing to make them available for third party exercise, please fill out the following information and mail it to the same address as noted in the preceding paragraph. The party exercising the Warrant will receive a common share for $1.00 and you will receive the Class B and/or Class C Warrants, as the case may be, which are not exercised.

Name of Warrant holder_____________________________________________

Class of Warrants and Number per Class that I am making available for third party exercise__________________________________________________________

Signature of Warrant holder__________________________________________

CSI needs funding to achieve its objectives. If you are unable to exercise Warrants at this time, management believes it is in the best interest of CSI to make your Warrants available for third party exercise by standby purchasers. If you have any questions, please call me at 702-499-1347 or fax me at 702-614-5171. Thank you for being a shareholder and for participating in CSI’s success.

Sincerely yours,

CONSOLIDATED SERVICES, INC.

By:  /s/ Johnny R. Thomas, PhD.

Johnny R. Thomas, PhD.

CEO and President